UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.            )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LogicMark, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On August 3, 2022, LogicMark, Inc. (the “Company”) (i) continued its voicemail campaign by providing the Company’s stockholders with a recorded message (the “Recorded Message”) from Chia-Lin Simmons, the Company’s Chief Executive Officer, regarding the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on Thursday, August 25, 2022 (the “Annual Meeting”); and (ii) posted additional information on its Facebook, LinkedIn and Twitter pages (collectively, the “Social Media Content”), regarding the Annual Meeting. The Social Media Content summarizes certain recent Company operational and financial highlights and each of the Recorded Message and Social Media Content reminds the Company’s stockholders to vote for each of the four proposals included in the Definitive Proxy Statement that the Company filed with the U.S. Securities and Exchange Commission (“SEC”) on June 30, 2022 (the “Definitive Proxy Statement”).

The Recorded Message and the Social Media Content each supplements the Definitive Proxy Statement and each of the Definitive Additional Materials that the Company filed with the SEC on July 5, 2022, July 12, 2022, July 13, 2022, July 14, 2022, July 15, 2022, July 21, 2022, July 25, 2022, July 26, 2022, July 28, 2022 and August 2, 2022.

Below is a transcript of the Recorded Message:

Hi, this is Chia-Lin Simmons, CEO of LogicMark. This is a reminder to vote in favor of all proxy proposals. A vote FOR the proposals will help the Company improve operations and manage costs while reducing dilution of shares. We have increased revenue year-on-year in Q1 2022 we intend to keep the momentum going. Please help us do so by voting today. Please call 888-742-1305 to vote and thank you for being a shareholder.

Below is a copy of the information posted on the Company’s Facebook page, https://www.facebook.com/LogicMark-192670637412639:

Below is a copy of the information posted on the Company’s LinkedIn page, https://www.linkedin.com/company/logicmark/?viewAsMember=true:

Below is a copy of the information posted on the Company’s Twitter page, https://twitter.com/logicmark:

* * *

Note: Notwithstanding the foregoing or anything to the contrary contained herein, due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders, directors, management and associates, the Company is planning for the possibility that there may be limitations on attending the Annual Meeting in person, or the Company may decide to hold the Annual Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).